COMPOSITE OF THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       of

                       WINDSWEPT ENVIRONMENTAL GROUP, INC.


     FIRST. The name of the corporation is

                       Windswept Environmental Group, Inc.

     SECOND. Its registered office in the State of Delaware is located at Three Christina Centre, 201 N. Walnut Street, Wilmington, DE 19801, County of New Castle. The name and address of its registered agent is The Company Corporation, at the same address.

     THIRD. The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

          "The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware."

     FOURTH. The amount of the total authorized capital stock of this corporation is as follows:

               (a) Common Stock. One Hundred Fifty Million (150,000,000) shares of Common Stock, par value $.0001 per share; and

               (b) Preferred Stock. Ten Million (10,000,000) shares of Preferred Stock having a par value of $.01 per share, which may be divided into and issued in Series. Holders of Preferred Stock shall not have the right to cumulate their votes for the election of directors of the corporation and shall not have preemptive rights. The Board of Directors is authorized, from time to time, to divide the Preferred Stock into Series, to designate each Series, to fix and determine separately for each Series any one or more of the following relative rights and preferences, and to issue shares of any Series then or previously designated, fixed and determined:

                   (i)  The rate of dividends;

                   (ii) The price at and the terms and conditions on which shares may be redeemed;

                   (iii) The amount payable upon shares in the event of involuntary liquidation;

                   (iv) The amount payable upon shares in the event of voluntary liquidation;

                   (v) Sinking fund provisions for the redemption or purchase of shares;

                   (vi) The terms and conditions on which shares may be converted if the shares of any Series are issued with the privilege of conversion; and

                   (vii) Voting rights.

          Dividends on Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefor, may, as designated by the Board of Directors, be cumulative, and may, as designated by the Board of Directors, have a preference over the Common Stock as to the payment of such dividends.

          In the event of voluntary or involuntary liquidation of the corporation, the Preferred Stock shall have a preference in the assets of the corporation over the Common Stock.

          (c) The rights preferences, privileges, and restrictions relating to Series A Convertible Preferred Stock are as follows:

                  1.   Designation; Amount; Stated Value.
                       ---------------------------------

                  From the Corporation's Ten Million (10,000,000) authorized shares of Preferred Stock, par value $.01 per share, One Million Three Hundred Thousand (1,300,000) shares are hereby designated Series A Convertible Preferred Stock ("Series A Preferred") with the rights, preferences, privileges and restrictions specified herein. Each share of Series A Preferred shall have a stated value of One Dollar ($1.00) (the "Series A Stated Value").

                  2.   Dividends.
                       ---------

                  (a) The holders of record of the Series A Preferred, as of a date fixed by the Board, shall be entitled to receive quarterly dividends, out of funds legally available therefor, at a rate per annum, equal to the higher of (i) six percent (6%) of the Series A Stated Value and (ii) a percentage of the Series A Stated Value equal to the "Inflation Rate" (defined below) plus two and one-half percent (2 %). Dividends shall be payable in arrears on the 15th day of March, June, September and December of each year (each, a "Dividend Payment Date") commencing June 15, 1997. If a Dividend Payment Date is not a business day, then the dividend shall be payable on the next succeeding business day. Dividends shall accrue from the initial date of issuance of the Series A Preferred (the "Original Issue Date"), shall be cumulative and, if not paid when due, shall bear simple interest on the unpaid amount of the past due dividend at the prime rate of Citibank, N.A., that is published in The Wall Street Journal on the date the dividend was payable, plus three percent (3%).

                  As used herein, "Inflation Rate" means an amount equal to the percentage by which Consumer Price Index (defined below) shall have increased over the twelve month period ending on the last day of the month immediately preceding the date the applicable quarterly dividend began to accrue. "Consumer Price Index" means the Consumer Price Index for all Urban Consumers (CPI-U) (1982- 84 = 100) for all Items, Northeast Region, issued by the Bureau of Labor Statistics for the United States Department of Labor, or the successor to such index.

                  (b) Shares of Series A Preferred that are converted into the Corporation's Common Stock, par value $0.0001 per share ("Common Stock"), as provided herein shall not accrue dividends following the date the conversion is deemed effected and all accrued and unpaid dividends, and any accrued and unpaid interest thereon, as of such date shall, at the time of conversion, be paid in cash. No dividends or other distributions, other than dividends payable solely in shares of Common Stock of the Corporation shall be paid or set apart for payment on any shares of Common Stock unless and until all accrued and unpaid dividends on the Series A Preferred shall have been paid or set apart for payment.

                  (c) No dividends or other distributions shall be paid or set apart for payment on any shares of Common Stock of the Corporation or other capital stock of the Corporation ranking junior as to dividends or rights upon dissolution or liquidation to the Series A Preferred unless and until all accrued and unpaid dividends on the Series A Preferred shall have been paid or set apart for payment.

                  3. Liquidation Preference. In the event of a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of record of the Series A Preferred shall be entitled to receive ratably in full, out of lawfully available assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount in cash per outstanding share of Series A Preferred equal to the sum of the Series A Stated Value and all dividends (whether or not declared) accrued and unpaid thereon, and any accrued and unpaid interest thereon, as of the date of final distribution to such holders, before any payment shall be made or any assets distributed to the holders of Common Stock; provided, however, that such rights shall accrue to the holders of the Series A Preferred only in the event the Corporation's payments with respect to the liquidation preferences of any holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series A Preferred are fully met. If, upon any liquidation, dissolution and winding up, the amount available for such payment to the holders of Series A Preferred shall not be sufficient to pay in full the amounts payable on the Series A Preferred, the holders of the Series A Preferred and any other class or series of the Corporation's capital stock which may hereafter be created having parity as to liquidation rights with the Series A Preferred shall share in the distribution of the amount available in proportion to the respective preferential amounts to which each is entitled. None of a consolidation or merger of the Corporation with another corporation, a sale or transfer of all or part of the Corporation's assets for cash, securities or other property, or a reorganization of the Corporation shall be considered a liquidation, dissolution or winding-up of the Corporation.

               4.     Voting Rights.
                      -------------

               (a) Commencing the earlier of March 31, 1998 or the date of the Corporation's annual meeting of stockholders held in 1998 and for so long as fifty percent 50% of the Series A Preferred issued on the Original Issue Date shall remain outstanding, the holders of the Series A Preferred shall be entitled to vote separately as a class to elect Kevin J. Phillips as a member of the Board or, if he is unable to serve in such capacity, another person, subject to the veto of the other members of the Board (which veto shall not be unreasonably exercised). In such election, each share of Series A Preferred shall be entitled to one vote and such director shall be elected by a majority of votes cast.

               (b) The holders of record of the Series A Preferred shall be entitled to notice of, and to vote or consent to, all actions on which holders of Common Stock are required or permitted to act upon, including, without limitation, the election of directors. For such purpose, shares of Series A Preferred shall have one (1) vote for every ten (10) shares of Common Stock into which the Series A Preferred shall have one (1) vote for every share of Common Stock into which the Series A Preferred is convertible. All shares of Series A Preferred shall vote together with the shares of Common Stock as a single class, except as otherwise provided in Sections 4(a) and 4(c), in the Certificate of Incorporation or By-laws of the Corporation or by law.

               (c) So long as shares of Series A Preferred are outstanding, without the approval (by vote or written consent, as provided by law) of the holders of record of at least a majority of the then outstanding shares of Series A Preferred, voting separately as a class, the Corporation shall not (i) alter or change the rights, preferences, privileges or restrictions of shares of Series A Preferred so as to affect them adversely (whether by merger or otherwise), (ii) increase the authorized number of shares of Series A Preferred or increase or decrease the par value of the Series A Preferred, (iii) issue any shares of capital stock ranking senior as to dividends or rights upon liquidation or dissolution to the Series A Preferred or (iv) issue any shares of Common Stock at a price below the Series A Conversion Price (as defined below) to any officer, director or 10% shareholder of the Corporation or to any corporation controlled by or under common control with the Corporation.

               (d)    In addition to the rights contained in subsection
          (a) above, in the event the Corporation has failed to make any four consecutive quarterly dividend payments on the Series A Preferred, the majority in interest of the holders of record of the Series A Preferred shall have the right to elect a second director to the Board, to serve as director until such accrued and unpaid dividends shall have been paid in full.

               5.     Conversion Rights.
                      -----------------

               (a) From and after the second anniversary of the Original Issue Date, (or such earlier date when sales may be made pursuant to Rule 144 under the Securities Act of 1933, as amended) shares of Series A Preferred shall be convertible, at the option of the holder of record thereof, into fully paid and nonassessable shares of the Common Stock at the rate of one share of Common Stock for each share of Series A Preferred duly surrendered for conversion, subject to adjustment as provided in Section 6 (the "Series A Conversion Price").

               (b) In order to exercise the conversion rights set forth herein, a holder of record of Series A Preferred shall surrender the certificate(s) representing such shares, duly endorsed to the Corporation or in blank, at the principal office of the Corporation or the Corporation's transfer agent for its Common Stock, or at such other office as the Corporation may designate, and shall give written notice to the Corporation, in form reasonably satisfactory to the Corporation, that states such holder elects to convert the Series A Preferred or a specified portion thereof, and sets forth the name or names in which the certificate or certificates for shares of Common Stock are to be issued (the "Conversion Notice"); provided, however, that nothing in this Certificate of Designations shall be deemed to permit any holder of Series A Preferred to designate another person to be the holder of Common Stock issuable upon conversion of the Series A Preferred if the issuance to such other person would violate Federal or state securities laws or any agreement a holder of Series A Preferred has with the Corporation regarding restrictions on transferability of any securities of the Corporation held by such holder. Within seven (7) business days after receipt of the Conversion Notice, surrender of the certificate or certificates representing the Series A Preferred and payment by the holder of any applicable transfer or similar taxes, the Corporation shall issue and deliver (i) a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, in the name or names and to the address or addresses specified in the Conversion Notice, subject to any such restrictions on transferability, and (ii) a check in payment for any fractional shares pursuant to Section 10. The Corporation shall cancel the certificate(s) for Series A Preferred upon the surrender thereof and shall execute and deliver a new certificate for Series A Preferred representing the balance, if any, of the number of shares evidenced by such certificate(s) not so converted. Each Conversion Notice shall constitute a contract between the holder of share of Series A Preferred and the Corporation whereby the holder of such shares shall be deemed to subscribe for the amount of Common Stock which such holder shall be entitled to receive upon such conversion and whereby the Corporation shall be deemed to agree that the surrender of the certificate(s) therefor shall constitute full payment of such subscription for Common Stock to be issued upon such conversion.

               (c) A conversion of the Series A Preferred shall be deemed to have been effected at the close of business on the date on which the Conversion Notice shall have been received by the Corporation and the certificate or certificates for Series A Preferred shall have been surrendered. Upon such surrender, the holder thereof shall cease to be a stockholder with respect thereto and all rights whatsoever with respect to such shares shall terminate (except the rights of the holder to receive shares of Common Stock and cash in respect of fractional shares and to receive accrued and unpaid dividends under Section 2(b)), and the person or persons in whose name any certificate(s) for Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares represented thereby.

               6.     Adjustment of Series A Conversion Price.
                      ---------------------------------------

               (a) In the event the Corporation (i) declares any dividend on the Common Stock in shares of its capital stock, (ii) subdivides the outstanding shares of the Common Stock into a larger number of shares, (iii) combines the outstanding shares of the Common Stock into a smaller number of shares, or (iv) issues by reclassification of the Common Stock any shares of its capital stock (including any reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then the Series A Conversion Price in effect on the record date for such dividend or on the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the record holder of any shares of Series A Preferred converted after such date shall be entitled to receive the kind and amount of shares which such holder would have owned or have been entitled to receive had such shares of Series A Preferred been converted immediately prior to such date. Such adjustment shall be made successively whenever any event listed above shall occur. If, as a result of an adjustment made hereunder, the holder of any shares of Series A Preferred shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, the Board shall determine the allocation of the adjusted Series A Conversion Price between shares of such classes of capital stock or shares of Common Stock and other capital stock.

               (b) After each adjustment of the Series A Conversion Price pursuant to this Section 6, the Corporation will promptly prepare a certificate signed by the

          President, and by the Secretary or an Assistant Secretary of the Corporation setting forth the Series A Conversion
          Price as so adjusted, and a brief statement of the facts accounting for such adjustment. The Company will promptly cause a brief summary thereof to be sent by ordinary first class mail to each record holder of Series A Preferred at such holder's last address as it shall appear on the registry books of the Corporation or its transfer agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof except as to the holder to whom the Corporation failed to mail such notice, or except as to the holder whose notice was defective. The affidavit of the Secretary or an Assistant Secretary of the Corporation that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

               (c) As used in this Section 6, the term "Common Stock" shall mean and include the Corporation's Common Stock authorized on the Original Issue Date and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of the Corporation; provided, however, that the shares issuable upon conversion of the Series A Preferred shall include only shares of such class designated in the Corporation's Certificate of Incorporation as Common Stock on the Original Issue Date or (A) in the case of any reclassification, change, consolidation, merger, sale or conveyance of the character referred to in Section 6(a) hereof, the stock, securities or property provided for in such section, or (B) in the case of any reclassification or change in the outstanding shares of Common Stock issuable upon the conversion of the Series A Preferred as a result of a subdivision or combination or consisting of a change in par value, or from par value to no par value, or from no par value to par value, such shares of Common Stock as so reclassified or changed.

               (d) Any determination as to whether an adjustment in the Series A Conversion Price in effect is required pursuant to this
          Section 6, or as to the amount of any such adjustment, if required, shall be binding upon the holders of the Series A Preferred and the Corporation if made in good faith by the Board.

               7.     Reservation of Shares; Payment of Taxes.
                      ---------------------------------------

               (a) The Corporation covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon conversion of the Series A Preferred, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series A Preferred. The Corporation covenants that all shares of Common Stock which shall be issuable upon conversion of the Series A Preferred shall, at the time of delivery, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which the corporation shall promptly pay or discharge, subject to Section 7(b)).

               (b) The Corporation shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of the Series A Preferred, or the issuance or delivery of any shares of Common Stock upon conversion of the Series A Preferred; provided, however, that, if the shares of Common Stock are to be delivered in a name other than the name of the holder of record of the certificate representing any Series A Preferred to the Corporation the amount of transfer taxes or changes incident thereto, if any.

               8.     Redemption.
                      ----------

               (a) The Series A Preferred shall be subject to redemption, in whole or in part, on any date specified by the Corporation (the "Redemption Date") after the fifth (5th) anniversary of the Original Issue Date at a price per share (the "Redemption Price") equal to the higher of (i) One Dollar ($1.00) plus accrued but unpaid dividends and (ii) the "Per Share Market Value" (defined below) on the business day immediately preceding the "Redemption Notice" (defined below). Any partial redemption shall be made pro rata based on the number of shares of Series A Preferred owned of record by each holder.

               (b) Notice of redemption (the "Redemption Notice") shall be given by the Corporation to the holders of record of the shares to be redeemed, at their respective addresses on the books of the Corporation, not less than ten (10) or more than sixty (60) days prior to the Redemption Date. If the Redemption Notice shall have been duly mailed and if, on or before the Redemption Date, all funds necessary for such redemption shall have been set aside by the Corporation in trust for the account of the holders of the Series A Preferred to be redeemed, so as to be available therefor, then, from and after the giving of the Redemption Notice, notwithstanding that any certificate for shares of Series A Preferred so called for redemption shall not have been surrendered for cancellation, all rights in or with respect to such shares shall terminate except the right of the holder to (i) receive the Redemption Price, without interest, upon compliance with the procedures specified in the Redemption Notice, or (ii) convert such shares of Series A Preferred into Common Stock pursuant to Section 6 by not later than the second
          (2nd) business day immediately preceding the Redemption Date.

               (c) "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on The Nasdaq National Market or Nasdaq SmallCap Market or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on The Nasdaq National Market or Nasdaq SmallCap Market or any stock exchange, the closing bid price for a share of Common Stock on the electronic bulletin board as reported by the National

          Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (c) if the Common Stock is not reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes, as determined in good faith by the Corporation, or (d) if the Common Stock is not publicly traded the fair market value of a share of Common Stock as determined in good faith by the Board.

               (d) Shares of Series A Preferred shall be subject to redemption at the Redemption Price, in whole or in part, at the option of the record holder thereof upon six (6) months' prior notice given to the Corporation, as specified below, at any time following the tenth (10th) anniversary of the Original Issue Date.

               In order to exercise such redemption right, a holder of record of shares of Series A Preferred shall surrender the certificate(s) representing the shares to be redeemed, duly endorsed to the Corporation or in blank, at the principal office of the Corporation or at such other office as the Corporation may designate, accompanied by written notice to the Corporation, that states such holder elects to have the corporation redeem such holder's shares of Series A Preferred or a specified portion thereof. On the date six (6) months following receipt by the Corporation of such notice and surrender of the certificate(s) representing the Series A Preferred, the Corporation shall deliver a check in the amount of the aggregate Redemption Price. The Corporation shall cancel the certificate(s) for Series A Preferred upon the surrender thereof and shall execute and deliver with its payment of the Redemption Price a new certificate for Series A Preferred, representing the balance, if any, of the number of shares evidenced by such certificate(s) not so redeemed.

               9. Status of Reacquired Shares. The shares of Series A Preferred which have been issued and reacquired in any manner by the Corporation shall have the status of authorized and unissued shares of Preferred Stock and may be reclassified and reissued as a part of a new series of Preferred Stock to be created by resolution or resolutions of the Board.

               10. No Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock upon any conversion of Series A Preferred but shall pay in lieu thereof an amount in cash equal to the same fraction of the Per Share Market Value (as defined in Section 8(c)) parenthesis, on the date of the applicable conversion.

               11.   Determination of the Board. Whenever this
          Certificate of Designations requires determination to be made by the Board, such determination shall be conclusive and shall be set forth in Board resolution.

               12. Notices. Any notice required by these provisions to be given to the holders of Series A Preferred shall be deemed given on the third business day after mailing, first class mail, postage prepaid, or on the day of delivery if sent by overnight courier, in each instance in an envelope address to each holder of record of Series A Preferred at such holder's address appearing on the books of the Corporation.

          (d) The shares of Preferred Stock designated as Series B Convertible Preferred Stock (the "Series B Preferred") shall have a stated value per share of $79.04 (the "Series B Stated Value") and shall be subject to the following rights, preferences, priorities, conditions, limitations and restrictions:

          (1) Rank. The Series B Preferred shall, with respect to rights on liquidation, winding up and dissolution, rank on a parity as to the Series A Preferred, and prior to any other equity securities of the Corporation, whether currently authorized or hereafter created, including any other series of Preferred Stock and the Common Stock (all of such other equity securities of the Corporation, including any other series of Preferred Stock and the Common Stock, are referred to herein collectively as the "Junior Securities").

          (2)    Dividends.  The Series B Preferred will not bear dividends.
                 ---------

          (3)    Liquidation Preference.
                 ----------------------

                 (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Series B Stated Value for each share outstanding, plus an amount in cash equal to the Premium (as defined below) thereon to the date fixed for liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series B Preferred and Series A Preferred and any other series of Preferred Stock which may hereafter be created having parity as to liquidation rights with the Series A Preferred and the Series B Preferred, then the holders of all such shares shall share ratably in such distribution of assets proportion to the amounts which the holders of outstanding shares of Series B Preferred, Series A Preferred and such other series of Preferred Stock are otherwise entitled to receive.

                (b) The liquidation payment with respect to each fractional share of Series B Preferred outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred.

                (c) For the purposes of this Section 3, neither the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

          (4) Conversion Rights. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time in whole or from time to time in part, into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Shares") as is determined in accordance with the terms of Section 6 hereof (a "Conversion").

          (5) Procedure for Conversion. As a condition to its right to receive the Common Stock into which the Series B Preferred is convertible, the holder of the Series B Preferred shall surrender the certificate or certificates thereof at the office of the Corporation, and shall give written notice to the Corporation at such office that the holder elects to convert all or part of the certificate or certificates of Series B Preferred and shall state therein the number of shares of Series B Preferred that the holder is converting. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to the holder of the Series B Preferred, (i) a certificate or certificates for the number of shares of Common Stock to which such holder of the Series B Preferred shall be entitled as aforesaid, and (ii) to the extent the holder of the Series
     B Preferred has converted the certificate of Series B Preferred in part and not in full, a new certificate for shares of Series B Preferred, identical in terms to the original certificate except that the number of shares thereof shall equal the original amount thereof less the amount converted by the holder of the Series B Preferred. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the certificate or certificates of Series B Preferred for conversion, in whole or in part, and the holder of the Series B Preferred shall be treated for all purposes as the record holder of such shares of Common Stock that the holder is entitled to receive upon such conversion on such date pursuant hereto.

          (6)    Number of Conversion Shares; Series B Conversion Price.
                 ------------------------------------------------------

                 (a) The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined in accordance with the following formula:


                                     SV + P
                                     ------
                                       CP

     where SV represents the aggregate Series B Stated Value of the Series
     B Preferred to be converted, P represents the aggregate Premium accrued on such Series B Preferred, and CP represents the Series B Conversion Price (as defined below) in effect on the applicable Series B Conversion Date.

                 (b) "Premium" with respect to a Series B Preferred shall be determined in accordance with the following formula:

                                  (SV)(.06)(N)
                                  ------------
                                       365

     where SV represents the Series B Stated Value of such Series B Preferred, and N represents the number of days elapsed from the date of issuance of the Series B Preferred through and including the Conversion Date relating to such Series B Preferred.

                 (c) Subject to adjustment from time to time as provided elsewhere herein, the "Series B Conversion Price" shall initially be $.07904.

          (7) Adjustment of Series B Conversion Price. The Series B Conversion Price in effect at any time with respect to the Series B Preferred and the number of shares of Common Stock issuable upon the conversion of the shares of Series B Preferred shall be subject to adjustment from time to time upon the happening of certain events, as follows:

                 (a) In case the Corporation shall hereafter (i) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares by reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), the Series B Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of the Series B Preferred, upon conversion of all or part of the certificate or certificates of Series B Preferred after such date shall be entitled to receive the aggregate number and kind of shares of Common Stock which, if such certificate or certificates of Series B Preferred had been converted immediately prior to such record date or effective date, the holder of the Series B Preferred would have owned upon such conversion and been entitled to receive upon such dividend, distribution, subdivision, combination or reclassification.

                 (b) In case the Corporation shall hereafter issue rights or warrants to holders of its Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the Fair Market Value (as defined in subparagraph (l) below) on the record date with respect to such issuance, the Series B Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Series B Conversion Price by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at the Fair Market Value on such record date, and of which the denominator shall be the number of shares of Common Stock outstanding on the record date plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are then convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately prior to the date of such issuance; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants, the Series B Conversion Price shall be readjusted to the Series B Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

                (c) In case the Corporation shall hereafter distribute to all holders of its Common Stock shares of stock other than Common Stock or evidences of its indebtedness or assets (excluding cash dividends or distributions out of retained earnings and dividends or distributions referred to in subparagraph (a) above) or rights or warrants, then in each such case the Series B Conversion Price thereafter shall be determined by multiplying the Series B Conversion Price in effect immediately prior to the date of such distribution by a fraction, of which the numerator shall be the total number of outstanding shares of Common Stock multiplied by the Series B Conversion Price in effect immediately prior to the date of such distribution, less the Fair Market Value of said shares of stock, assets or evidences of indebtedness so distributed or of such rights or warrants, and of which the denominator shall be the total number of outstanding shares of Common Stock multiplied by the Series B Conversion Price in effect immediately prior to the date of such distribution. Such adjustments shall be made whenever any such distribution is made and shall become effective immediately prior to the date of such distribution.

                (d) In case the Corporation shall hereafter issue shares of its Common Stock (excluding shares issued (A) in any of the transactions described in subparagraph (a) above, (B) upon conversion or exchange of securities convertible into or exchangeable for Common Stock, or upon conversion of rights or warrants issued to the holders of Common Stock, in existence on the date the Series B Preferred is first issued or for which an adjustment has already been made pursuant to subparagraph (b) above or
     (C) by grant to or upon exercise of options granted or to be granted to employees or directors pursuant to any employee benefit plan or program of the Corporation or any of its subsidiaries in existence on the date the Series B Preferred is first issued or subsequently approved by the Corporation's stockholders) for a consideration per share of Common Stock less than the Fair Market Value on the date the Corporation fixes or has fixed the offering, conversion, exchange or exercise price of such additional shares, the Series B Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Series B Conversion Price for such series in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (f) below) for the issuance of such additional shares would purchase at Fair Market Value on the date the

     Corporation fixes or has fixed the offering, conversion, exchange or exercise price of such additional shares, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made and shall become effective immediately prior to the date of such issuance.

                (e) In case the Corporation shall hereafter issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued in transactions described in subparagraphs (b) and (c) above) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities (determined as provided in subparagraph (f) below) less than the Fair Market Value on the issuance date of such securities, the Series B Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Series B Conversion Price in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (f) below) for such securities would purchase at Fair Market Value prior to any adjustment pursuant hereto, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the maximum number of shares of Common Stock of the Corporation deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made and shall become effective immediately prior to date of issuance of such securities.

               (f) For purposes of any computation respecting consideration received pursuant to subparagraphs (d) and (e) above, the following shall apply:

               (i)    in the case of the issuance of shares of Common
          Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

               (ii)    in the case of the issuance of shares of Common
          Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value (irrespective of the accounting treatment thereof), whose determination shall be conclusive and described in a certified Board Resolution; and

               (iii) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this subparagraph (f)).

               (g) In case the Corporation is a participant in a consolidation, merger or combination with another corporation (other than with a wholly-owned subsidiary of the Corporation and other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock) or in case of any sale or transfer of all or substantially all of the assets of the Corporation, as a result of which holders of the Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or any share exchange whereby Common Stock is converted into other securities or property of the Corporation, then as a condition to the consummation of such transaction, lawful and adequate provision shall be made so that the holder of Series B Preferred shall have the right, with respect to the number of shares of Series B Preferred held, to receive stock, other securities or property or assets (including cash) or any combination thereof, having a value equal to the value of the stock, other securities, property and assets (including cash) which the holder of the Series B Preferred would have been entitled to receive upon such consolidation, merger, combination, sale or transfer, or exchange, if the holder of the Series B Preferred had held the Common Stock issuable upon the conversion of the Series B Preferred immediately prior to such consolidation, merger, combination, sale or transfer, or exchange.

               (h) No adjustment in the Series B Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one-thousandth of one cent ($0.00001) in such price; provided, however, that any adjustments not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made to the nearest one-thousandth of a cent or to the nearest one-thousandth of a share, as the case may be.

               (i) Anything in this Section 7 to the contrary notwithstanding, the Corporation shall be entitled, but shall not be required, to make such changes in the Series B Conversion Price, in addition to those required by this Section 7, as it in its discretion shall determine to be advisable in order that any dividend or distribution in shares of Common Stock, subdivision, reclassification or combination of shares of Common Stock, issuance of rights or warrants to purchase Common Stock or distribution of shares of stock other than Common Stock, evidences of indebtedness or assets (other than distributions in cash out of retained earnings) referred to herein above in this Section 7, hereafter made by the Corporation to the holder of the Series B Preferred Stock shall not be taxable to the holder of the Series B Preferred Stock.

                (j) Whenever the Series B Conversion Price is adjusted, as herein provided, the Corporation shall promptly cause a notice setting forth the adjusted Series B Conversion Price and adjusted number of shares issuable upon conversion of each share of Series B Preferred to be mailed to the holder of Series B Preferred Stock. The certificate setting forth the computation shall be signed by the chief financial officer or other appropriate officer of the Corporation.

                (k) In the event that at any time, as a result of any adjustment made pursuant to this Section 7, the holder of Series B Preferred thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, the number of such other shares so receivable upon conversion of any shares of Series B Preferred shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (a) to (g) of this Section 7 inclusive, above.

                (l)    For the purposes of this Section 7, the term "Fair
     Market Value" shall mean the fair market value as reasonably established in good faith by the Board of Directors of the Corporation, whose determination shall be described in a certified Board resolution.

          (8)  Voting Rights.
               -------------

               (a) The holders of record of shares of Series B Preferred shall be entitled to notice of, and to vote or consent to, all actions on which holders of Common Stock are required or permitted to act upon, including, without limitation, the election of directors. For such purpose, each share of Series B Preferred shall have one vote for each share of Common Stock into which the Series B Preferred is convertible at the Series B Conversion Price in effect at the time.

               (b) So long as any shares of Series B Preferred are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series B Preferred, voting as a class (i) issue any series of Preferred Stock the terms of which provided that such series has priority over the Series B Preferred as to the payment of dividends, the repayment of capital or has class voting rights except as required by the Delaware General Corporation Law or voting rights in excess of one vote per share; (ii) create, authorize or issue any shares of any other class of capital stock the terms of which provided that such class has priority over the Series B Preferred as to the payment of dividends, the repayment of capital or has class voting rights except as required by the Delaware General Corporation Law or voting rights in excess of one vote per share, (iii) amend, alter or repeal, whether by merger, consolidation or otherwise, the Corporation's Certificate of Incorporation if the amendment, alteration or repeal materially and adversely affects the powers, preferences or special rights of the Series B Preferred, or (iv) declare any reverse stock dividend with respect to the Series B Preferred or otherwise reduce the number of outstanding shares of Series B Preferred other than pursuant to Section 3 or 4 hereof; provided, however, that the approval of not less than two-thirds of the outstanding shares of Series B Preferred, voting as a class, shall be required to amend, alter, or repeal any of the provisions of the Certificate of Incorporation of the Corporation that would adversely affect the dividend provisions, liquidation rights, conversion terms, or voting rights of the Series B Preferred or the holders thereof.

               (c)    A special meeting of holders of the Series B Preferred
     (or a request for a vote by written consent without a meeting) to approve or disapprove any action of the Corporation on which the holders of the Series B Preferred are entitled to vote as a separate class by law or pursuant to this Section 8 may be called by the Secretary of the Corporation or by the holder(s) of twenty-five percent (25%) or more of the outstanding shares of Series B Preferred on written notice to the address of each holder thereof as it appears on the records of the Corporation deposited in the U.S. mail, all charges prepaid, at least ten (10) but no more than sixty (60) days prior to the applicable vote. The record date for determination of the holders of the Series B Preferred entitled to vote by written consent or at a meeting shall be set by the Corporation's Board of Directors, and only holders who are holding of record on the stock book of the Corporation on that date will be entitled to participate in such vote. At any time at which any share of Series B Preferred has been issued and is outstanding, no proposal for the Corporation to take any action described in this paragraph (c) shall be adopted, nor shall the Corporation be authorized to take any such action, unless the holders of at least two-thirds of the outstanding shares of Series B Preferred voting as a separate class vote in favor of such proposal.

     FIFTH. Every ten shares of Common Stock of the Corporation with a par value of $.0001 per share outstanding on February 6, 1995 are hereby changed into one share of Common Stock of the Corporation with a par value of $.0001 per share; provided, however, that in lieu of issuing any fractional shares, there shall be paid to each stockholder who, according to the foregoing provisions would otherwise be entitled to receive as a stock dividend a fractional share of Common Stock (whether or not in addition to one or more full shares) an amount of cash equal to the value of such fractional share based on the closing price, as reported, for shares of the Corporation's Common Stock by the NASDAQ on such date, after giving effect to the stock change herein provided.

     SIXTH.  Intentionally omitted.

     SEVENTH. The Directors shall have power to make and to alter or amend the By-Laws, to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and items without limit as to the amount, upon the property and franchise of the Corporation.

     With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this corporation.

     The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

     The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

     It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers of this charter shall be regarded as independent objects, purposes and powers.

     EIGHTH. Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.